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                                                                   EXHIBIT 99.1


                        [HEALTHCARE REALTY TRUST LOGO]


                                  NEWS RELEASE


Contact: Scott W. Holmes, Senior Vice President and Chief Financial Officer
         (615) 269-8175


                       HEALTHCARE REALTY TRUST ANNOUNCES
                        FOURTH QUARTER DIVIDEND INCREASE

       COMPANY REPORTS THIRTY-EIGHTH CONSECUTIVE COMMON DIVIDEND INCREASE

         NASHVILLE, Tennessee, January 28, 2003 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced its thirty-eighth consecutive common stock dividend increase for the quarter ended December 31, 2002. This dividend, in the amount of $0.610 per share, represents an increase of $0.005 per share over the dividend paid for the quarter ended September 30, 2002. The dividend is payable on March 6, 2003 to shareholders of record on February 14, 2003. At this rate, quarterly dividends approximate an annualized dividend payment of $2.44 per share.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio is comprised of nine major facility types, located in 29 states nationwide, and operated pursuant to contractual arrangements with 62 healthcare providers. The Company has investments of approximately $1.6 billion in 223 real estate properties or mortgages, totaling approximately 11 million square feet. The Company provides property management services to more than five million square feet nationwide.


    In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2001. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

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